                        NON-EXCLUSIVE SERVICES AGREEMENT


                  NON-EXCLUSIVE SERVICES AGREEMENT including the Exhibits attached hereto (the "Agreement") entered into as of this 11th day of February, 1997, between Marvel Entertainment Group, Inc., a Delaware corporation having an office and place of business at 387 Park Avenue South, New York, New York 10016 ("Marvel") and Diamond Comic Distributors, Inc., a Maryland corporation having an office and place of business at 1966 Greenspring Drive, Timonium, Maryland 21093 ("Diamond").

                  WHEREAS, Marvel Comics Group division, an operating division of Marvel, is engaged in publishing printed comic books, trade paperbacks, graphic novels, children's publications and Marvel press posters (collectively, "Products"); and

                  WHEREAS, Marvel desires to appoint Diamond to act as broker for Marvel in connection with Marvel's sale of Products in the United States, Canada and Puerto Rico (the "North American Territory") to comic book specialty retailers, all in accordance with the terms and conditions of this Agreement; and

                  WHEREAS, Diamond desires to accept such appointment;

                  NOW, THEREFORE, in consideration of the mutual covenants and undertakings herein contained, the parties hereby agree as follows:

1.       APPOINTMENT

                  1.1 Appointment. Marvel hereby appoints Diamond as Marvel's broker in the North American Territory for Marvel's sales of Products to * provided that such term shall not refer to (A) newsstand outlets (B) music, video and bookstore chains and other outlets that purchase on a returnable basis or (C) Blockbuster, Walden Books, Crown Books, B. Dalton Bookstores, Barnes & Noble, Wal-Mart, Target and other national or regional retail chains with no fewer than 15 outlets similar to the foregoing, including any current accounts of Marvel as set forth on Schedule A hereto meeting the definition set forth in clauses (A), (B) and (C) immediately above ("Retail Chains"). Marvel shall have the right to appoint Diamond as broker on an exclusive or non-exclusive basis for additional products of Marvel and, with Diamond's reasonable consent, any of its wholly-owned subsidiaries from time to time ("Additional Products") in the North American Territory and for Products and Additional Products in such additional territories as Marvel may designate from time to time ("Additional Territories"). Any appointment of Diamond as broker for any Additional Products shall be at the Basic Fee (as hereinafter defined) and shall otherwise be on the same terms and conditions as this Agreement. Marvel shall have the right, upon written notice to Diamond, to designate other items published or produced by Marvel as "Products" for purposes of this agreement and, following such designation, such other items shall be treated for all purposes as Products hereunder. Diamond shall have the right to appoint such sub-brokers as Diamond may select in its reasonable

* Confidential treatment requested-portion has been omitted and filed separately with the Securities and Exchange Commission.

discretion, provided that such sub-brokers agree in writing to be bound by the terms of this Agreement and the Confidentiality Agreement (as hereinafter defined). Marvel acknowledges that Diamond has in the past, and anticipates that it will in the future, be distributing product to one or more individual outlets of Retail Chains and music, video and bookstore chains. Marvel agrees that it will not intentionally interfere with such sales, provided, however, that sales by Marvel to Retail Chains shall not be deemed to violate its covenant not to interfere with sales to individual outlets of Retail Chains.

                  1.2 Non-Exclusive. Subject to Section 3.5 hereof, the appointment of Diamond as Marvel's broker herein shall be non-exclusive.

                  1.3 Commencement Date. The appointment of Diamond hereunder is effective for Products available for shipment from Marvel's suppliers as of February 17, 1997 (the "Commencement Date").

                  1.4 Term. The appointment set forth herein is for a term of three years and six months (the "Initial Term"). The Initial Term will be automatically extended for succeeding one year periods unless Marvel or Diamond notifies the other of its election not to extend the Initial Term, or any subsequent one-year extension period(s) if the Initial Term is extended, no later than 180 days prior to the end of the Initial Term (as so extended).

2.       DIAMOND'S SERVICES ON BEHALF OF MARVEL

                  2.1 Basic Services. Diamond agrees to perform, at its sole expense (subject to the fees set forth below), the distribution and marketing services specified in Exhibit A hereto ("Basic Services"). *

                  2.2 Additional Services. From time to time, Diamond may elect to offer new or additional services not specified in Exhibit A ("Additional Services"). If the Additional Service is developed by Diamond, it will offer such Additional Service to Marvel and may also offer such Additional Service to other publishers. If Diamond provides any services to any other publishers or suppliers not specified as a Basic Service, Diamond shall also offer to provide Marvel such services as an Additional Service and if Marvel has made an Exclusive Election, the terms and conditions of such Additional Services shall be in accordance with Section 3.5 hereof. In the event that Marvel requests that Diamond offer a new or additional service to Marvel customers in the Direct Market ("Accounts"), Diamond may elect to provide such service to Marvel in its reasonable discretion. If Diamond elects to provide the proposed service to Marvel, the service will become an "Additional Service" and Diamond will have the right to provide the service to other publishers. If Diamond elects to discontinue any Additional Service, it shall provide Marvel with 90-days prior written notice of such discontinuance. *

                  2.3 Artwork, etc. All artwork relating to Marvel or any subsidiaries or affiliates of Marvel (collectively, "Marvel Entities") and/or the Products to be used by Diamond

* Confidential treatment requested-portion has been omitted and filed separately with the Securities and Exchange Commission.

in Diamond's catalogue (if Marvel elects to use Diamond's catalogue), order form or any other marketing materials, shall be provided by the Marvel Entities in accordance with Diamond's physical specifications. Diamond shall disclose the Marvel Entities' respective copyrights and/or trademarks with respect to Products displayed in Diamond's catalogue as reasonably requested by Marvel. Marvel hereby grants to Diamond a non-exclusive right, not subject to sublicense, assignment (subject to Diamond's rights to assign this Agreement to an affiliate of Diamond as set forth in Section 9.2 hereof) or transfer, to use such materials for promoting or marketing the Products in a manner approved by Marvel and Diamond's use thereof shall be for the benefit of the Marvel Entities. Diamond shall not have the right to prepare or commission any artwork or any other materials using the Marvel Entities' respective characters, copyrights, trademarks, and/or Products of the Marvel Entities, nor shall Diamond have the right to use any such artwork, materials, characters, copyrights and trademarks in any manner other than as expressly provided herein.

3.       FEES AND PAYMENTS

                  3.1      Fee for Basic Services.

                           (a) Subject to the Rebate set forth in Section 3.5
hereof, if applicable, and except as otherwise stated in this Agreement or the Exhibits thereto, Diamond's fee for Basic Services shall be an amount equal to
* percent of Net Sales (as hereinafter defined) multiplied by the Cover Price (as hereinafter defined) (the "Basic Fee").

                           (b) *

                           (c) Notwithstanding anything to the contrary in this
Agreement but subject to the last sentence of this Section 3.1(c), Diamond's Basic Fee in respect of sales to Accounts serviced from Diamond's U.K. Distribution Facility (the "U.K. Facility") with Marvel's approval in its reasonable commercial discretion and subject to the requirements of applicable law (but subject to Section 3.5(a)(ii)) shall be an amount equal to * of Net Sales multiplied by the U.S. Cover Price. Diamond and Marvel agree that the foregoing fee is exclusive of customs and duties, if applicable, but is inclusive of freight charges relating to the importation of Products or Additional Products into the U.K. Facility which charges shall be paid by Diamond. Nothing set forth in this Agreement shall require Diamond to maintain a U.K. Facility.

                           (d) Notwithstanding anything to the contrary set
forth herein, Marvel may request that Diamond perform those services set forth on Exhibit C hereto ("PPC Services") with respect to international Products or Additional Products ("International PPC Products") and Diamond shall charge Marvel a fee for such PPC Services equal to * of Net Sales (as defined below) of International PPC Products multiplied by the Cover Price (as defined below) (the "International PPC Fee"). Diamond shall not be required to perform any Basic Services with respect to International PPC Products other than PPC Services and Marvel's request that Diamond perform PPC Services with respect to International PPC Products shall not be deemed to be an Exclusive Election (as defined herein).

* Confidential treatment requested-portion has been omitted and filed separately with the Securities and Exchange Commission.

                  3.2 Calculation Principles. For purposes of calculating the fees payable to Diamond hereunder, the following shall apply:

                           (a) "Net Sales" will be defined as the number of
units of Products or Additional Products, as applicable, shipped to, and accepted by, Accounts, less Returns (as hereinafter defined). As used herein, "Returns" shall mean units of Products or Additional Products, as applicable, that have been returned from Accounts with Marvel's approval, which approval shall be solely at Marvel's discretion, and shall not include units of Products or Additional Products not accepted by Accounts upon original shipment.

                           (b) *

                           (c) Notwithstanding the foregoing, Diamond's fees
for any marked down or remaindered Product or Additional Product will be based upon the actual and original Cover Price.

                           (d) (i) Subject to Section 3.2(d)(ii) and Section
3.2(d)(iii), Accounts will be billed in U.S. dollars and invoices shall be collected in U.S. dollars.

                           (ii) For the calculation of "Net Sales" in Canada,
Diamond will bill Accounts in Canada in U.S. Dollars based on U.S. Cover Prices. Diamond may accept payment from such Accounts in either U.S. or Canadian currency, as it elects; provided, however, that in either case Diamond will make all payments to Marvel under this Agreement in U.S. Dollars, and Marvel's revenues and Diamond's fee(s) under this Agreement will be calculated in U.S. Dollars based on U.S. Cover Prices.

                           (iii) Sales made to Accounts serviced from the U.K.
Facility will be invoiced in pounds sterling. In all such cases, Diamond shall make payments to Marvel in U.S. Dollars based upon the foreign exchange rate existing on the date payment is due; provided, however, that if payment of any amount due is not timely made, without limitation as to any of Marvel's other rights under this Agreement, the foreign exchange rate to be used shall be the one most favorable to Marvel between the date when payment was due and the date when payment is made.

                           3.3 Fee for Additional Services. With respect to any
Additional Services Diamond provides, Marvel will be charged a fee for the Additional Service equal to Diamond's direct cost for such service (exclusive of overhead and any markup) plus * (the "Additional Service Percentage"). At Marvel's request, Diamond will provide Marvel with a non-binding good faith estimate of the cost of any Additional Service under consideration by Marvel.

                           3.4 Rate Card Services. Certain marketing services
offered in addition to the Basic Services as Additional Services offered by Diamond (including, without limitation,

* Confidential treatment requested-portion has been omitted and filed separately with the Securities and Exchange Commission.

advertising in the Diamond publications) will be priced based on a rate card that Diamond publishes from time to time ("Rate Card Services"). *

                  3.5      Exclusive Election, etc.

                           (a) (i) Marvel shall have the right, at its sole
election, to appoint Diamond as Marvel's exclusive distributor (whether as broker or otherwise) worldwide (the "Worldwide Territory") for Marvel's sales of Products directly or indirectly to the Direct Market (an "Exclusive Election"). Any such Exclusive Election shall be made by delivery to Diamond of a written Exclusive Election Notice in the form of Exhibit D hereto. Any such Exclusive Election shall be effective 30 days following receipt by Diamond of an Exclusive Election Notice (the "Exclusive Effective Date").

                           (ii) Notwithstanding anything to the contrary set
forth herein, an Exclusive Election shall not be effective in the event that during the period that the Exclusive Election in effect, Marvel has directed Diamond to service Specified U.K. Accounts (as hereinafter defined) other than through the U.K. Facility and at the pricing set forth in Section 3.1(c) hereof. As used herein, Specified U.K. Accounts shall mean (A) those accounts of Diamond serviced by Diamond from the U.K. Facility as of the date hereof as set forth on Schedule B hereto which are designated as full "Order Form" (Code
L) Accounts, "Reorder Only" (Code R) Accounts, or "Inactive" (Code I) Accounts, as the case may be (as defined in the key to customer data set forth on such schedule) and (B) those Accounts established after the date hereof located in England, Ireland, Scotland and Wales and serviced from the U.K. Facility during the Term of this Agreement.

                  (b) (i) *

                           (ii) Each year during the term of this Agreement
beginning with 1998, the sliding scale of Diamond's Total Wholesale Sales (as defined below) will be adjusted annually to reflect any annual change in the prior year's Consumer Price Index with calendar year 1997 as the base year for such adjustment. The adjustment shall be made by increasing or decreasing each number in the preceding year's sliding scale by the percentage increase or decrease of the Consumer Price Index for the United States. For any partial year that this Agreement is in effect, the above sliding scale shall be adjusted such that Diamond's Total Wholesale Sales in the scale shall be reduced by being multiplied by a fraction in which the numerator shall be the number of complete weeks in the year that the Agreement is in effect and the denominator shall be 52. As used herein, the "Consumer Price Index" shall mean the national Consumer Price Index, All-Items, All Urban Consumers or any substitute index, published by the United States Department of Labor, Bureau of Labor Statistics, or, if such index or a substitute index is no longer published, a substitute index published by a reputable publisher of financial or economic statistics that will fairly and reasonably reflect the same or substantially the same information as the discontinued or modified index.

* Confidential treatment requested-portion has been omitted and filed separately with the Securities and Exchange Commission.

                           (iii) As used herein, "Diamond's Total Wholesale
Sales" will be: the dollar total of amounts of sales invoiced by Diamond during the prior year of Products and Additional Products and all other publications and items sold by or on behalf of any third party (including Diamond or its affiliates) through Diamond, less only any amount for which credit was granted. Such amount will not include fees charged by Diamond which are based on, or derived from, the sale of Products or items for other publishers similar to the Products (such as distribution and brokerage fees) but will include fees for transportation, advertising, promotion or marketing services, if any. Any third party charges for freight and/or C.O.D. charges which are borne by customers under Marvel's, Diamond's, or any third party's terms, will be excluded from the calculation of Diamond's Total Wholesale Sales. The same computation will be made for each of Diamond's distribution affiliates, irrespective of the territory of its operation, and the total (converted, if necessary, in accordance with United States generally accepted accounting principles) will be added to Diamond's Total Wholesale Sales. Diamond will deduct from Total Wholesale Sales any amounts recorded as an intercompany sale to an affiliate ("Intercompany Sale"), provided that such Intercompany Sale is for Products, publications and/or items whose ultimate resale to an unaffiliated party is included in Diamond's Total Sales.

                           (iv) As used herein, Exclusive Additional Products
shall mean those Additional Products for which Diamond has served as Marvel's exclusive distributor (whether as broker or otherwise) in the Worldwide Territory to the Direct Market during the time period from and after Diamond began serving as Marvel's exclusive distributor (whether as broker or otherwise) in the Worldwide Territory to the Direct Market for such Additional Products.

                  (c) *

                  (d) Any Rebate owed by Diamond to Marvel hereunder in accordance with the terms of this Section 3.5 shall be due on March 1 of the year following the year to which the Rebate relates.

                  (e) Any appointment of Diamond as Marvel's exclusive broker in the Worldwide Territory for Products in the Direct Market shall be subject to the following:

                           (i) The exclusive appointment of Diamond shall be
subject to any limitation on the scope thereof imposed by the laws of any jurisdiction in the Worldwide Territory but any such limitation shall not affect Marvel's right to the Rebate. Subject to Section 3.5(e)(ii), the distribution by any third-party of English language Products in the Worldwide Territory to the Direct Market other than through Diamond shall be deemed to be a violation of the Exclusive Election.

                           (ii) Notwithstanding any Exclusive Election pursuant
to Section 3.5(a) hereof, the parties acknowledge that from time to time Accounts in the Direct Market in the Worldwide Territory ("Exclusive Customers") may choose to buy Products from

* Confidential treatment requested-portion has been omitted and filed separately with the Securities and Exchange Commission.

other sources ("Specified Purchases"). Provided that Marvel has complied with the terms of this Section 3.5(e)(ii), such Specified Purchases shall not be deemed to be a violation of an Exclusive Election. In the event an Exclusive Election is made for the Worldwide Territory, Marvel shall neither intentionally nor actively solicit, nor encourage, any such sales to Exclusive Customers in the Worldwide Territory including by way of advertising and promotions directed to Exclusive Customers through such other sources. In addition, in the event that an Exclusive Election is made for the Worldwide Territory, (i) Marvel shall not make Products available to any other channel of distribution in the Worldwide Territory at a time reasonably calculated to permit the customer of such distribution channel to release the Product prior to Diamond's scheduled release date for the Direct Market; and (ii) Marvel shall not offer its full line of Products to any other channel of distribution in the Worldwide Territory at prices more favorable than it offers its full line of Products through Diamond to Exclusive Customers, provided, however, that Marvel shall have the right to sell any one or more, but less than a majority of the Products offered through Diamond in the Worldwide Territory each month, at lower prices than it offers to sell such products through Diamond such as, by way of example, as remainders, promotions or in multi-pack sets.

                           (iii) Notwithstanding anything to the contrary set
forth herein, any exclusive appointment shall not apply to "cross-over" books (unless Marvel is the designated publisher of such "cross-over" book), "tour" books, custom comic books and "incentive" or "coupon" books (as such terms are commonly understood in the comic book industry).

                           (iv) In the event an Exclusive Election has been
made, and Diamond has determined not to ship Products to an Account or prospective Account, Marvel shall be entitled, notwithstanding such Exclusive Election, to distribute Products to such Account or prospective Account in any manner it determines (subject to the limitations applicable to Exclusive Elections set forth above) without affecting Diamond's obligation to provide, and Marvel's right to receive, any portion of the Rebate, provided, that Marvel provides Diamond 30 days notice of its intention to distribute Product to such Account or prospective Account and affords Diamond the opportunity to sell product to such Account.

                           (v) In the event that Marvel receives actual notice
or knowledge of facts or circumstances ("Breaching Facts") constituting a breach by Marvel of an Exclusive Election hereunder, Marvel shall notify Diamond in writing of such Breaching Facts within three business days. In the event that a member of the Upper Management Team of Diamond receives actual notice or knowledge of Breaching Facts, Diamond shall notify Marvel in writing of such Breaching Facts (a "Breach Notice"). Such Breaching Facts shall not constitute a violation of an Exclusive Election unless Marvel has failed to eliminate such Breaching Facts within a period of 30 days from the earlier to occur of (A) the date that Marvel receives actual notice of the Breaching Facts or (B) the date that Marvel receives the Breach Notice, provided, however, that if the Breaching Facts are incapable of being eliminated within such 30 day period but are capable of being eliminated within a reasonable period of time, Marvel shall have such reasonable period of time to eliminate such Breaching Facts, provided that Marvel is diligently pursuing such elimination.

* Confidential treatment requested-portion has been omitted and filed separately with the Securities and Exchange Commission.

                           (f) Marvel shall have the right, upon 30 days'
written notice to Diamond, to revoke any Exclusive Election made pursuant to
Section 3.5(a) hereof without any liability except for the loss of the Rebate. No Rebate shall be payable with respect to sales of Products in any calendar year in which an Exclusive Election for the Worldwide Territory has been terminated. In the event that Marvel breaches any provision of Section 3.5 with respect to exclusivity of Diamond in the Worldwide Territory, then the sole remedy for such breach shall be to treat Diamond's provision of services hereunder as if an Exclusive Election for the Worldwide Territory has been terminated. Notwithstanding any revocation of an Exclusive Election by Marvel hereunder, Diamond shall have the right to receive its Basic Fee with respect to any orders from Accounts it has received prior to the date of termination of the Exclusive Election. No revocation of an Exclusive Election by Marvel hereunder shall be effective unless made in writing and signed by an Executive Vice President (or more senior officer) of Marvel.

                  3.6. International Services. Due to existing contractual limitations with respect to distribution activities outside the North American Territory, Marvel is unable to make an Exclusive Election as of the date hereof. Accordingly, Marvel shall have the following options with respect to activities of Diamond outside of the North American Territory:

                           (a) Marvel may request that Diamond perform Basic
Services in addition to PPC Services with respect to Products designated for sale outside of the North American Territory ("International Products"). Diamond's fee for such Basic Services in addition to PPC Services shall be a sum equal to * of Net Sales (as defined above) of International Products multiplied by the Cover Price (as defined above) of International Products and shall be payable in the same manner as the Basic Fee. Diamond's fee for the performance of PPC Services with respect to International PPC Products shall be as set forth in Section 3.1(d) hereof.

                           (b) In the event that (i) Marvel makes an Exclusive
Election during the period commencing on the date hereof and ending 60 days following the date hereof (the "Initial Period") and (ii) from the Commencement Date to the date of effectiveness of such Exclusive Election, Marvel has acted as though an Exclusive Election had been made with respect to the North American Territory as of the date hereof, such Exclusive Election shall be treated for purposes of Section 3.5(b) and Section 3.5(d) hereof as though such Exclusive Election had been made on the date hereof.

         3.7      *

4.       INVOICES, REMITTANCE OF RECEIPTS, CREDIT RISK

                  4.1 Invoicing. Diamond shall invoice all Accounts, indicating on all invoices that it is acting as Marvel's broker or sales agent, and, other than with respect to International PPC Products, Diamond shall be responsible for all collections on sales made hereunder, including with respect to VAT in the U.K., GST in Canada and such other value added or sales tax as may be imposed in any country. Other than with respect to International PPC Products,

* Confidential treatment requested-portion has been omitted and filed separately with the Securities and Exchange Commission.

Diamond shall be responsible for filing any forms, notices or other documents required to be filed in connection with the collection of VAT, GST or such other value added or sales tax, and Diamond shall remit to the proper authorities any such tax required to be collected.

                  4.2 Remittance. Diamond shall remit to Marvel an amount equal to the invoiced value of Net Sales (as defined in Section 3.2(a)) less (i) the Basic Fee payable hereunder for such Products; (ii) payments due Diamond in respect of the Special Shipping Percentage as set forth in Section B 3(d) of Exhibit A hereto; (iii) payments due Diamond in respect of the Special Transaction Fee set forth in Section B 4(b) of Exhibit A; and (iv) payments due Diamond in respect of the Special Reorder Percentage as set forth in Section B 4(c) of Exhibit A, not later than 49 days after the expected date of receipt of the Product by the Account.

                  4.3      Invoices for Additional Services.

                           (a) Diamond will send invoices to Marvel for any
amounts due to Diamond under paragraph 3.3 for Additional Services performed promptly following Diamond's provision of the services. Payment for Additional Services shall be made by Marvel not later than 49 days following the receipt of an invoice for such services.

                           (b) Any payments which are due by Marvel to Diamond
or Diamond to Marvel pursuant to this Agreement shall bear interest after the due date to the date of payment at the then current Prime Rate (as hereinafter defined). Diamond's and Marvel's right to interest on late payments shall not preclude Diamond or Marvel from exercising any of its other rights or remedies pursuant to this Agreement or otherwise. As used herein, "Prime Rate" shall mean the rate published by The Wall Street Journal as a guide to the prime rate, which is currently defined as the base rate on corporate loans posted by at least 75% of the nation's 30 largest banks. If a range is published, the highest rate shall be the Prime Rate. The Prime Rate hereunder will increase or decrease each time and as of the date the prime rate changes.

                           (c) Diamond shall have the right to offset any
invoiced amounts not paid by Marvel within 15 days following the due date of the invoice as set forth in Section 4.3(a) above against amounts owed by Diamond to Marvel, provided that no right of offset shall apply to amounts due Diamond hereunder that Marvel, through written notice to Diamond, contests Diamond's entitlement to in good faith.

                  4.4.     Credit Decisions.

                           (a) Other than with respect to International PPC
Products for which PPC Services only are provided, Diamond will make all required credit decisions with respect to Accounts hereunder, based on commercially reasonable and objective criteria, including but not limited to the decision whether to extend credit to any such Accounts and the extent of credit to be granted. Other than with respect to International PPC Products, Diamond shall extend credit to Accounts for shipping costs to the extent that it is either standard practice in the comics

* Confidential treatment requested-portion has been omitted and filed separately with the Securities and Exchange Commission.

industry as of the date of this Agreement or thereafter becomes standard practice in the comics industry.

                           (b)      *

                           (c) Marvel may elect, in its sole discretion, to
assume full responsibility for the bad debt risk of any Account which is purchasing only Products or Additional Products. In addition, Marvel may, in its reasonable discretion, direct Diamond to withhold Products or Additional Products from any Account that is in excess of 60 days past due on an invoice owed to Marvel or Heroes World, Inc. in respect of Products or Additional Products sold to such Account prior to the Commencement Date (a "Prior Delinquent Account"). Notwithstanding the foregoing, Marvel shall not have the right to direct Diamond to withhold Products or Additional Products from a Prior Delinquent Account in the event that Diamond or Marvel has established a commercially reasonable payment plan with such Prior Delinquent Account and said account is honoring the terms of such payment plan.

5. TITLE AND RISK OF LOSS

                  5.1 Title. Marvel shall retain title to Products until such title transfers to Marvel's customer upon acceptance of the Product by such customer, and Diamond shall have no obligation to insure against, nor bear liability for, any loss due to damage to, destruction of, or normal inventory shrinkage of, any Product during such time, provided that Marvel is not responsible for, and Diamond may insure against, (a) any inventory shrinkage of any Product as a result of Diamond's negligence; and (b) any other damage to or destruction of any Product as a result of Diamond's negligence.

                  5.2 Taxes. Marvel shall be responsible for all U.S. and non-U.S. withholding, personal property, inventory and other similar taxes imposed on Marvel associated with Products distributed by Diamond under this Agreement other than taxes imposed by taxing authorities on Diamond's business. Diamond shall provide to Marvel information reasonably requested by Marvel in order for Marvel to comply with the laws and regulations of any taxing authority.

                  5.3 Perpetual Inventory Reports. Diamond shall provide Marvel with monthly perpetual inventory aging reports of Products stored in Diamond's Distribution Facilities, verified annually by physical count. Marvel shall be entitled to have a reasonable number of representatives, including outside auditors, review and verify the annual physical count. Marvel shall be entitled to verify the physical count quarterly at Marvel's sole cost and expense, provided that such verification shall be conducted in a manner designed to minimize disruption and interference with Diamond's normal business operations. As used herein, "Diamond Distribution Facilities" shall mean Diamond's facilities where Products are received and stored for later shipment.

6.      BOOKS AND RECORDS, FINANCIAL INFORMATION

* Confidential treatment requested-portion has been omitted and filed separately with the Securities and Exchange Commission.

                  6.1 Record Retention, etc. Diamond agrees to keep and maintain, at its executive offices, such full and accurate records (including books of account) as are reasonably necessary to determine rebates, discounts and other amounts which are contractually provided for hereunder, Diamond's provision of services hereunder and Diamond's performance with respect to the standards set forth in Exhibit B hereto (collectively, the "Contractual Entitlements"). Once each year under this Agreement, Diamond shall permit Marvel and/or its authorized representative during normal business hours and upon reasonable advance written request at Diamond's principal office, to have access to such records, to examine them and to make copies of them solely for the purpose of verifying the Contractual Entitlements, provided that such review shall be conducted in such manner as to minimize any disruption or interference with Diamond's normal business operations. Diamond agrees to preserve and keep available to Marvel all such records for a period of two years after the end of the year to which such records relate or such greater period of time required by applicable law or regulations. Notwithstanding anything to the contrary set forth herein, Diamond shall not be required to provide to Marvel (i) any information in a form or manner that would require that Diamond breach a confidentiality agreement with a third party or; (ii) any information the disclosure of which to Marvel would violate any applicable law.

                  6.2      Verification.

                           (a) Diamond shall provide Marvel, at Marvel's
request, a certificate of Diamond executed by the Chief Financial Officer or President of Diamond certifying the calculation of any amounts paid or payable by Marvel hereunder or Diamond's compliance with all or a portion of any of its obligations hereunder.

                           (b) Notwithstanding anything in this Agreement to
the contrary but subject to applicable law, (i) as part of Marvel's verification of compliance by Diamond with Section 8.1(a)(iv), Marvel shall have the right to have a third party reasonably acceptable to Diamond, subject to an appropriate confidentiality agreement, review this Agreement and Diamond's provision of services to Marvel and the other applicable agreements of Diamond for compliance of Diamond with Section 8.1(a)(iv) hereof and (ii) as part of Marvel's verification of the Rebate, Marvel shall have the right to have a "big-six" accounting firm reasonably acceptable to Diamond, subject to an appropriate confidentiality agreement, review this Agreement and Diamond's provision of services to Marvel and the books and records of Diamond in order to verify such amounts. The costs of such investigation shall be at Marvel's expense, except as provided below. In the event Marvel investigates its Contractual Entitlements and as a result of such investigation any amount paid by or to Marvel hereunder was 5% or more in excess of or less than, respectively, of amounts that should have been paid by or to Marvel, then, Diamond shall repay or pay, as the case may be, such excess or deficiency to Marvel and reimburse Marvel for its reasonable third party costs of such investigation.

7.      TERMINATION

                  7.1      Marvel Termination Rights.

* Confidential treatment requested-portion has been omitted and filed separately with the Securities and Exchange Commission.

                           (a) Marvel shall have the right to terminate the
Agreement upon the occurrence of a material breach of the Agreement by Diamond, provided that (i) the materiality of any breach arising from the provision of Basic Services or Additional Services by Diamond under the Agreement shall be measured in the context of the totality of services provided by Diamond to Marvel under the Agreement, and (ii) no such termination shall occur until Diamond has been given notice of such material breach and (A) if such breach is Diamond's failure to timely ship Product, Diamond has been given a period of five days to cure and (B) for all other breaches, Diamond has been given a period of 30 days to cure; provided, however, if any such breach by Diamond is incapable of being cured within such 30 day period but is capable of being cured within a reasonable period of time of Marvel's notice of breach, Diamond shall have such reasonable period of time to cure such breach provided that Diamond is diligently pursuing a cure for such breach.

                           (b) In addition to the termination rights set forth
in Section 7.1(a), above, Marvel shall have the right to terminate the Agreement upon 90-days' written notice to Diamond in the event of a Change in Control (as hereinafter defined) of Diamond and Diamond shall promptly notify Marvel that Diamond has undergone a Change in Control. As used herein, "Change in Control" shall mean any of (i) (A) the combination of Diamond with another entity by means of any transaction or series of transactions (including, without limitation, any reorganization, merger or consolidation) unless Diamond's beneficial shareholders, as constituted immediately prior to such reorganization, merger or consolidation will, immediately after such reorganization, merger or consolidation, beneficially own at least 50% of the voting power of the surviving or acquiring entity or (B) a sale of all or substantially all of the assets of Diamond, unless Diamond's beneficial shareholders, as constituted immediately prior to such combination or sale, will, immediately after such combination or sale (by virtue of securities issued as consideration for Diamond's acquisition or sale or otherwise) beneficially own at least 50% of the voting power of the surviving or acquiring entity (ii) a person (including such person's affiliate) beneficially owns or acquires beneficial ownership of (thorough purchase, option or otherwise) 20% or more of the voting stock of Diamond, other than any person (including affiliates) having such beneficial ownership on the date of this Agreement,
(iii) Steven Geppi beneficially owns less than a majority of the outstanding voting stock of Diamond on a fully diluted basis; *

                           (c) Upon the occurrence of a termination of the
Agreement by Marvel due to a breach by Diamond, Marvel shall have the right, in addition to its rights hereunder, to exercise all legal and equitable remedies, including rights to monetary damages and an injunction.

                  7.2      Diamond Termination Rights.

                           (a) Diamond shall have the right to terminate the
Agreement upon the occurrence of a material breach of the Agreement by Marvel, provided that (i) the materiality of any breach under the Agreement by Marvel shall be measured in the context of the totality of Marvel's performance under the Agreement, and (ii) no such termination shall occur until Marvel has been provided with notice of such material breach and a period of 30 days to cure (which

* Confidential treatment requested-portion has been omitted and filed separately with the Securities and Exchange Commission.

notice period shall be five days in the event of a payment breach), provided, however, if any such breach by Marvel is incapable of being cured within such 30 day period but is capable of being cured within a reasonable period of time of Diamond's notice of breach, Marvel shall have such reasonable period of time to cure such breach provided that Marvel is diligently pursuing a cure for such breach. Notwithstanding anything to the contrary set forth herein, no cure period shall apply to a breach by Marvel of an Exclusive Election.

                           (b) Upon the occurrence of a termination of the
Agreement by Diamond, Diamond shall have the right to exercise all legal and equitable remedies, including rights to monetary damages and an injunction.

                           (c) In the event that a court of competent
jurisdiction located in the United States has declared that this Agreement is null and void and such decision has become final and non-appealable, or enforcement of the Agreement is materially restrained or prevented, the Agreement shall be terminated and of no further force and effect.

                  7.3      Procedures Upon Termination.

                           (a) Diamond agrees that following a termination of
the Agreement by Diamond will cooperate with Marvel for a period of nine months from the date of such termination by continuing to distribute Marvel's product on the terms set forth in the Agreement.

                           (b) In the event of termination of this Agreement
for any reason, the parties agree to execute the termination to ensure an orderly transition, preserving the goodwill and reputation of both parties, which shall include, but not be limited to, (i) the performance of Basic Services and PPC Services as set forth herein and all Additional Services then being provided, for a period of nine months following the date of termination and (ii) the shipment of Marvel's inventory held by Diamond at the request of Marvel to locations selected by Marvel at Marvel's cost. * In addition: (A) each party shall remain liable to the other party for all obligations incurred or arising prior to the date of termination; (B) subject to the other provisions of this Agreement, Diamond shall forward to Marvel, or otherwise dispose of, its inventory of Products on the date of termination and all returns received thereafter, in accordance with Marvel's written instructions and at Marvel's cost; (C) each party shall have the right to approve any statement(s) issued to the public by the other party regarding the termination, except as may otherwise be required pursuant to any statute, rule of law, or regulation; and (D) each party shall retain all rights at law or equity arising from the termination, including all rights to monetary damages and/or injunctive relief.

8.      AGREEMENTS, WARRANTIES AND REPRESENTATIONS

        8.1       Representations of Warranties

                  (a) Of Diamond. Diamond hereby represents and warrants to Marvel as follows:

* Confidential treatment requested-portion has been omitted and filed separately with the Securities and Exchange Commission.

                           (i) Diamond has full corporate power and authority
to enter into this Agreement and the other agreements to be entered into by Diamond in connection herewith (the "Diamond Ancillary Agreements") and to perform this Agreement and the Diamond Ancillary Agreements in accordance with their terms.

                           (ii) The execution and performance of this Agreement
and the Diamond Ancillary Agreements by Diamond does not violate any other contract or agreement to which Diamond is a party, except for such violations which would not have a material adverse effect on the performance by Diamond hereunder.

                           (iii) Diamond represents and warrants that its and
its affiliates' activities hereunder shall be conducted in accordance with all applicable laws and regulations, and, to the best knowledge of Diamond, shall not reflect adversely upon Marvel, its parent corporations or subsidiaries, or their respective officers, directors, employees, agents and shareholders.

                           (iv) *

                           (v) *

                  (b) Of Marvel. Marvel hereby represents and warrants to Diamond as follows:

                           (i) Marvel has full corporate power and authority to
enter into this Agreement and the agreements to be entered into in connection herewith (the "Marvel Ancillary Agreements") and to perform this Agreement and the Marvel Ancillary Agreements in accordance with their terms.

                           (ii) The execution and performance of this Agreement
and the Marvel Ancillary Agreements by Marvel does not violate any other contract or agreement to which Marvel is a party except for such violations which would not have a material adverse effect on the performance by Marvel hereunder. Marvel represents and warrants to Diamond that the execution and performance of this Agreement and the Ancillary Agreements does not violate any other contract or agreement to which Marvel is a party except for such violations which would not have a material adverse effect on the performance by Marvel of its obligations hereunder.

                           (iii) Marvel represents and warrants that the
Products and its and its affiliates activities hereunder and under the Marvel Ancillary Agreements shall be in accordance with all applicable laws and regulations, and to the best knowledge of Marvel, nothing contained in the Products will be libelous, slanderous, invade any right of privacy or constitute any violation of any copyright or property right of any third party in the Products.

* Confidential treatment requested-portion has been omitted and filed separately with the Securities and Exchange Commission.

                           (iv) Marvel hereby represents that (i) its retail
sales of Products in the North American Territory in the Direct Market were not less than $101,000,000 for 1996; (ii) its retail sales of Products in the Worldwide Territory in the Direct Market were not less than $114,000,000 for 1996; (iii) that its currently budgeted retail sales of Products in the Worldwide Territory in the Direct market for 1997 are not less than $97,000,000; and (iv) that its currently budgeted retail sales of Products in the North American Territory in the Direct market for 1997 are not less than $85,000,000.

                  8.2      Indemnification.

                           (a) By Diamond. Diamond shall indemnify and hold
harmless Marvel and its parent corporations and subsidiaries, and their respective officers, directors, employees, agents and shareholders from all damages, losses and reasonable expenses (including reasonable attorneys fees) arising out of (i) Diamond's breach of its representations, warranties and covenants hereunder, or (ii) the negligence of Diamond in performing its services hereunder.

                           (b) By Marvel. Marvel shall indemnify and hold
harmless Diamond and its parent corporations and subsidiaries, and their respective officers, directors, employees, agents and shareholders from all damages, losses and reasonable expenses (including reasonable attorneys fees) arising out of Marvel's breach of its representations, warranties and covenants hereunder.

                           (c) General. This Section 8.3 shall survive
termination of the Agreement.

                  8.4 Bankruptcy. If either party shall be adjudicated as bankrupt or insolvent, institute voluntary proceedings for bankruptcy or reorganization, make an assignment for the benefit of creditors, apply for or consent to the appointment of a receiver for it or its property, or admit in writing its inability to pay debts as they become due, the other party may terminate this Agreement upon thirty days written notice. Any such termination shall not release either party from any accrued obligations hereunder. Marvel and Diamond acknowledge that Marvel's current bankruptcy proceeding shall not give rise to any rights in Diamond to terminate this Agreement.

9.      MISCELLANEOUS

                  9.1 Notices. All notices required to be sent pursuant to this Agreement shall be in writing and deemed received three days after being sent by prepaid certified mail return receipt requested, one day after being sent by reputable overnight courier for next morning delivery, the date sent when sent by telecopier, or the date received when personally delivered, to the respective parties at the following addresses (or at such other address as a party may specify by notice to the other):

                  Notices addressed to Marvel shall be sent to the attention of:


* Confidential treatment requested-portion has been omitted and filed separately with the Securities and Exchange Commission.

                           Marvel Entertainment Group, Inc.
                           387 Park Avenue South
                           New York, New York 10016
                           Fax No. 212-576-9265
                           Attention:  Executive Vice President, Publishing

                           with a copy to:

                           Marvel Entertainment Group, Inc.
                           387 Park Avenue South
                           New York, New York 10016
                           Fax No. 212-576-9265
                           Attention:  General Counsel

                  Notices to addressed to Diamond shall be sent to the attention of:

                           Diamond Comic Distributors
                           1966 Greenspring Drive
                           Timonium, Maryland  21093
                           Fax No. 410-560-7151
                           Attention:  Stephen A. Geppi, President

                  with a copy to:

                           Piper & Marbury, L.L.P.
                           1200 19th Street, N.W.
                           Washington, D.C. 20036
                           Fax No. 202-223-2085
                           Attention:  Theodore D. Segal, Esq.

                  9.2 Assignment. The Agreement shall be binding on Marvel and any successors to the business of Marvel. Subject to Section 7.1(b), Diamond shall have the right to assign this Agreement to any successor to Diamond or any affiliate of Diamond (i.e., an entity controlled by, controlling or under common control with, Diamond) organized for the purpose of performing distribution activities which succeeds to substantially all of the operating distribution personnel, property, rights and assets of Diamond related to its distribution operations.

                  9.3      Entire Agreement, etc.

                           (a) Other than (i) the Confidentiality Agreement
dated as of December 1, 1996 between Diamond and Marvel (the "Confidentiality Agreement") which shall remain in full force and effect, and (ii) the Side Letter dated the date hereof from Charles Parker to Paul Crecca, this instrument constitutes the entire Agreement between the parties with respect to the

* Confidential treatment requested-portion has been omitted and filed separately with the Securities and Exchange Commission.

subject matter hereof, and supersedes all other prior oral and written representations, agreements, or understandings between them relating thereto.

                           (b) All paragraph headings are for reference
purposes only and shall not affect the meaning or interpretation of this Agreement. This Agreement may not be modified, altered or changed except by an instrument in writing signed by both parties. References to "days" in this Agreement shall, unless otherwise provided, shall refer to calendar, and not business days.

                  9.4 Waiver. No waiver of any term or condition of this Agreement, or of any breach of this Agreement or of any part thereof, shall be deemed a waiver of any other terms or conditions of the Agreement, or of any later breach of the Agreement or of any part thereof. No such waiver shall be effective unless in writing signed by the waiving party. The failure of either party to enforce any of its rights under this Agreement at any time or for any period of time shall not be construed as a waiver of such rights or any other rights.

                  9.5 Applicable Law. This Agreement shall be deemed to have been entered into in the State of New York and shall be interpreted and construed in accordance with the laws of the State of New York applicable to agreements executed and to be fully performed therein.

                  9.6 Protection of Information. Marvel understands and hereby acknowledges and agrees that it shall not have access to any confidential commercial information regarding other publishers or suppliers doing business with Diamond, and shall observe any procedures Diamond implements to protect against the inadvertent disclosure of such information to Marvel.

                  9.7 Publicity. Subject to the Confidentiality Agreement, each of the parties will consult with each other and reach mutual agreement before issuing any press release or otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby or thereby; provided, however, that each party will be permitted to make, after consultation with the other party a reasonable period of time in advance of such disclosure, such disclosures to the public or to governmental entities as that party's counsel reasonably deems necessary to maintain compliance with federal , state or local laws or regulations, or any rules or regulations of any stock exchange on which such party's securities may be listed. Notwithstanding the foregoing, Marvel has determined that Bankruptcy Court approval of this Agreement is not required because this Agreement is entered into in the ordinary course of business as defined in applicable Bankruptcy Statutes and agrees that it shall not seek such approval. Marvel also agrees that it will seek confidential treatment of such economic terms of this Agreement as Diamond may reasonably request in any filing of this Agreement with the U.S. Securities and Exchange Commission or other public body.

                  9.8 Counterparts. This Agreement may be executed in separate counterparts, none of which need contain the signatures of all parties, each of which shall be deemed to be an original, and all of which taken together constitute one and the same instrument. Telecopied signatures shall be deemed to have the same effect as an original.

* Confidential treatment requested-portion has been omitted and filed separately with the Securities and Exchange Commission.

                  9.9 Injunction. The parties recognize the failure of a party to comply with the provisions hereof could cause irreparable harm that could not be adequately compensated by monetary damages, and therefore the parties shall be entitled to injunctive relief for breaches hereunder.

                  9.10     *

                  9.11     Insurance Coverages.

                           (a) Diamond agrees that during the Term it will
maintain for its own benefit the following insurance coverages under customary policies: (a) $3,000,000 general liability (either through Diamond's general liability or umbrella policy); (b) $3,000,000 automobile (either through Diamond's general liability or umbrella policy); (c) $1,000,000 property; and
(d) evidence of workmens' compensation (the "Insurance Coverages"). Upon request, but no more frequently than annually, Diamond will provide Marvel with a certificate in customary form evidencing that the Insurance Coverages are in full force and effect.

                           (b) Marvel shall be identified as an "additional
name insured" with respect to Diamond's automobile policy and with respect to Diamond's umbrella policy. Marvel shall have recourse to the full $1,000,000 policy limit under Diamond's automobile policy but up to only an aggregate of $2,000,000 under Diamond's umbrella policy. Other than as specifically set forth in this Section 9.11(b), Marvel will have no right or interest in the Insurance Coverages or the proceeds thereof.

                  IN WITNESS WHEREOF, the parties have executed this Agreement by their officers thereunto duly authorized, as of the date first above written.

                                               MARVEL ENTERTAINMENT GROUP, INC.



                                            By:  /s/ David J. Schreff
                                                 ----------------------
                                                  Name:  David J. Schreff
                                                  Title: President


                                               DIAMOND COMIC DISTRIBUTORS, INC.


                                            By:  /s/ Stephen A. Geppi
                                                 --------------------
                                                  Stephen A. Geppi
                                                  President



* Confidential treatment requested - portion has been omitted and filed separately with the Securities and Exchange Commission.